EXHIBIT 99.1

Loral Reports 2010 Year End Financial Results

Telesat and Space Systems/Loral Continue Strong Performance

NEW YORK, March 15, 2011 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today reported its financial results for the year and fourth quarter ended December 31, 2010.

Notable achievements:

  Telesat and Space Systems/Loral (SS/L) financial results continued to reflect strong operating performance.1
  Adjusted EBITDA2 for the year at SS/L was $143 million, 58 percent higher than in 2009.
  Loral's liquidity is strong with year end cash of $166 million, no debt, and a new SS/L credit agreement that increases the revolver capacity to $150 million.
  SS/L booked six satellite orders in 2010.
  Adjusted EBITDA for the year at Telesat was $607 million, 24 percent higher than in 2009.
  Telesat's future growth will be enhanced by the procurement of its third satellite currently under construction, and by its agreement to acquire Loral's ownership of the ViaSat-1 broadband payload over Canada.
  Despite increased sales, new order flow resulted in continued robust backlog at both SS/L and Telesat.
  Loral's strong performance and future expectations resulted in accounting recognition of its deferred tax benefit of $335 million, which had previously been offset by a valuation allowance.
  Announced plans to explore strategic alternatives at both SS/L and Telesat are continuing.

Combined segment revenues and Adjusted EBITDA for the year were $1.962 billion and $732 million, respectively, compared to $1.700 billion and $557 million, respectively, for 2009. Combined segment revenues and Adjusted EBITDA for the fourth quarter of 2010 were $533 million and $186 million, respectively, compared to $447 million and $166 million, respectively in the fourth quarter of 2009. All of Telesat's revenue and Adjusted EBITDA are included in these segment results. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting, and accordingly, does not consolidate Telesat's financial results with those of the company.

Loral's revenues and Adjusted EBITDA for the year after eliminations were $1.159 billion and $124 million, respectively, compared to $993 million and $68 million respectively in 2009.  Revenues and Adjusted EBITDA for the quarter after eliminations were $327 million and $30 million respectively, compared to $260 million and $30 million respectively, in the fourth quarter of 2009.  The eliminations include all of Telesat's results, as well as the impact of Loral's portion of the ViaSat-1 construction contract on SS/L's results.

Driven by the accounting recognition of Loral's tax benefit, the company reported income, before equity in net income of affiliates, of $402 million for the year, compared to $21 million in 2009.  The fourth quarter of 2010 also benefited from this accounting recognition with income before equity in net income of affiliates of $360 million compared to $22 million for the fourth quarter of 2009.

Equity in net income of affiliates comprised substantially of Loral's share of Telesat's net income and reflecting significantly lower foreign exchange gains in the current periods, was $86 million for the year compared to $210 million in 2009 and $45 million in the current quarter compared to $38 million in the fourth quarter of 2009.

As a result, Loral reported net income of $487 million compared to net income of $232 million in 2009. For the current quarter, net income was $405 million compared to $60 million for the fourth quarter of 2009.

Diluted income per share for 2010 was $15.63 compared to diluted income per share of $7.73 in 2009. For the fourth quarter of 2010 diluted earnings per share was $12.87 compared to $1.97 in the fourth quarter of 2009.

Loral's cash position continues to be strong, at $166 million at the end of 2010 and there were no drawings against the available $150 million revolving credit facility at SS/L.

Business Unit Review

Satellite Manufacturing

SS/L's revenue for the year was $1.165 billion, a 16 percent increase over 2009 revenue of $1.009 billion. Adjusted EBITDA for the year was $143 million, 58 percent higher than $91 million in 2009. SS/L's revenue and Adjusted EBITDA for the fourth quarter of 2010 were $328 million and $38 million respectively, compared to $263 million and $36 million respectively for the same period last year. Backlog on December 31, 2010 remained strong at $1.625 billion compared to $1.632 billion at the end of 2009.

Space Systems/Loral (SS/L) continues its leadership in providing high-power commercial satellites. In 2010, the company booked six satellite contracts, which accounted for approximately 35 percent of the worldwide mid-to-high power commercial satellite contracts awarded through competitive bids. Additionally, with the launch of five of its satellites, SS/L reached the milestone of having more geostationary commercial satellite transponders on orbit than any other manufacturer.

In the fourth quarter of 2010, SS/L was awarded a contract from Hong Kong satellite operator, Asia Broadcast Satellite (ABS). The satellite will be one of the most powerful to provide services in the Eastern hemisphere and it will provide direct-to-home, cable TV distribution, VSAT services, data networks, and telecommunications services in Asia. Other satellite contracts awarded in 2010 were for a joint venture between Eutelsat and ICT Qatar, for Spanish operator, Hispasat Group and for DIRECTV, Telesat and SatMex.

"Higher revenues and profitability at SS/L were primarily the result of increased satellite contract awards over the past few years and improved factory performance," said Michael Targoff. "Demand for satellites for new applications, expanded coverage, and replacement continues to be healthy."

Satellite Services

Benefiting from the new satellites put into service in 2009 and from changes in the U.S. dollar/Canadian dollar exchange rates, Telesat revenue for the year was $797 million compared to $692 million in 2009. Adjusted EBITDA was $607 million compared to $488 million in 2009. Telesat's revenue for the fourth quarter of 2010 was $205 million compared to $184 million in 2009. Adjusted EBITDA for the fourth quarter was $156 million compared to Adjusted EBITDA of $136 million in the fourth quarter of 2009.

Continuing its ongoing growth initiative, in June 2010, Telesat announced the procurement of Anik G1, which was partially contracted to Shaw Direct to expand its direct-to-home satellite services in Canada. Anik G1 is expected to be launched in the second half of 2012.

During the course of the year Telesat also made substantial progress on the construction of the Telstar 14R and Nimiq 6 satellites, expected to be launched, respectively, in mid-2011 and the first half of 2012.  The acquisition of the Canadian payload on the ViaSat-1 satellite from Loral will also enhance future growth at Telesat.

Telesat's reported Adjusted EBITDA margin was 76 percent in 2010, increased from 71 percent in 2009. For the fourth quarter, Adjusted EBITDA margin increased from 74 percent in 2009 to 76 percent in 2010.

Telesat had interest expense of $235 million for the year and $58 million for the quarter compared to $228 million for the year and $61 million for the quarter in 2009.  The company continues to reduce leverage through the growth of Adjusted EBITDA and the accumulation of cash.  During 2010 the ratio of net debt to Adjusted EBITDA decreased from 5.5 times to 4.6 times as calculated for covenant purposes.  In addition, Adjusted EBITDA exceeded interest expense by $372 million.  Telesat ended the year with $221 million in cash and no drawings under its CAD 153 million revolver.

Benefiting from the changes in the U.S. dollar/Canadian dollar exchange rate, year end backlog increased to $5.477 billion compared to the backlog at the end of 2009 which was $5.230 billion.

"Telesat's strong operating performance will be enhanced by the three satellites that it currently has under construction," said Mr. Targoff. "The benefits from those additions to the fleet will be seen in 2012 and more fully in 2013."

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Thursday, March 17, at 11:00 a.m. ET to discuss the company's fourth quarter and year end 2010 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-K, which will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com.

LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the company's annual report on Form 10-K for the fiscal year ended December 31, 2010. The reader is specifically referred to this document, as well as the Company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors and our investment in Telesat, including global economic conditions, our history of losses, financial covenants in SS/L's credit agreement, the structure of our investment in Telesat, Telesat's leverage and volatility in Canadian/U.S. exchange rates; (2) risks associated with satellite manufacturing, including competition, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws and U.S., Canadian and foreign government regulation of satellite services; and (5) other risks, including possible conflicts of interest with our significant shareholder, litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

1 Telesat reports its results in accordance with Canadian GAAP. However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP.

2 The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income (loss) before depreciation, amortization and stock-based compensation (excluding stock-based compensation from SS/L Phantom SARs expected to be settled in cash) and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: asset impairment charges; gains or losses on litigation not related to our operations; other expense; and equity in net income (losses) of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, asset impairment charges, gains or losses on litigation not related to our operations, other expense and equity in net income (losses) of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other income (expense), which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Satellite Manufacturing	$ 328.1	$ 262.9	$ 1,165.1	$ 1,008.7
Satellite Services (1)	204.6	183.7	797.3	691.6
Segment revenues	532.7	446.6	1,962.4	1,700.3
Eliminations	(1.4)	(2.7)	(6.1)	(15.3)
Affiliate eliminations (1)	(204.6)	(183.7)	(797.3)	(691.6)
Revenues as reported	$ 326.7	$ 260.2	$ 1,159.0	$ 993.4

Adjusted EBITDA
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Satellite Manufacturing	$ 37.5	$ 36.4	$ 143.1	$ 90.6
Satellite Services (1)	156.3	136.1	606.7	488.1
Corporate expenses	(7.5)	(6.2)	(17.9)	(21.4)
Segment Adjusted EBITDA before eliminations	186.3	166.3	731.9	557.3
Eliminations	(0.4)	(0.3)	(1.5)	(1.7)
Affiliate eliminations (1)	(156.3)	(136.1)	(606.7)	(488.1)
Adjusted EBITDA	$ 29.6	$ 29.9	$ 123.7	$ 67.5

Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Adjusted EBITDA	$ 29.6	$ 29.9	$ 123.7	$ 67.5
Depreciation, amortization and stock-based compensation	(3.1)	(11.4)	(36.3)	(47.3)
Directors' indemnification expense	7.6	--	(6.8)	--
Operating income	34.1	18.5	80.6	20.2
Interest and investment income	3.8	2.8	13.5	8.3
Interest expense	(1.3)	(0.7)	(3.1)	(1.4)
Gain on litigation	5.0	--	5.0	--
Other expense	(2.6)	--	(2.9)	(0.1)
Income before income taxes	39.0	20.6	93.1	27.0
Income tax benefit (provision)	320.8	1.5	308.6	(5.6)
Income before equity in net income of affiliates	359.8	22.1	401.7	21.4
Equity in net income of affiliates	45.4	37.7	85.6	210.3
Net income attributable to noncontrolling interest	(0.5)	--	(0.5)	--
Net income attributable to Loral common shareholders	$ 404.7	$ 59.8	$ 486.8	$ 231.7
Net income per share attributable to Loral common shareholders:
Basic income per share	$ 13.36	$ 2.01	$ 16.18	$ 7.79
Diluted income per share	$ 12.87	$ 1.97	$ 15.63	$ 7.73
Weighted average common shares outstanding:
Basic	30,287	29,819	30,085	29,761
Diluted	31,215	30,315	30,887	29,981

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% economic share of Telesat under the equity method of accounting.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	December 31, 2010	December 31, 2009
Backlog
Satellite Manufacturing	$ 1,625	$ 1,632
Satellite Services	5,477	5,230
Total backlog	7,102	6,862
Intercompany eliminations	(4)	(9)
Affiliate eliminations	(5,477)	(5,230)
Net backlog	$ 1,621	$ 1,623

Condensed Balance Sheets
(In millions)

	December 31, 2010	December 31, 2009
Cash and equivalents	$ 165.8	$ 168.2
Contracts-in-process	186.9	190.8
Other current assets	166.4	108.0
Total current assets	519.1	467.0
Property, plant & equipment, net	235.9	208.0
Long-term receivables	319.4	248.1
Investments in affiliates	362.6	282.0
Long-term deferred tax assets	294.0	8.6
Other assets	23.9	39.8
Total assets	$ 1,754.9	$ 1,253.5

Customer advances and billings in excess of costs and profits	$ 261.6	$ 291.0
Other current liabilities	178.3	150.3
Total current liabilities	439.9	441.3
Long-term debt	--	--
Other long-term liabilities	414.1	380.2
Total liabilities	854.0	821.5
Equity	900.9	432.0
Total liabilities and equity	$ 1,754.9	$ 1,253.5

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Statement of Operations:
Revenues	$ 204.6	$ 183.7	$ 797.3	$ 691.6

Adjusted EBITDA	$ 156.3	$ 136.1	$ 606.7	$ 488.1
Depreciation, amortization and stock-based compensation	(64.1)	(69.3)	(249.4)	(230.1)
Gain (loss) on disposition of long-lived assets	2.7	(0.3)	3.7	29.3
Operating income	94.9	66.5	361.0	287.3
Interest expense	(57.8)	(61.4)	(234.5)	(228.0)
Financial instruments losses	(27.0)	(6.8)	(76.9)	(149.0)
Foreign exchange gains	90.0	45.0	159.2	439.2
Other income (expense)	1.6	1.8	0.6	(0.7)
Income tax (provision) benefit	(22.2)	22.8	(41.2)	(2.2)
Net income	$ 79.5	$ 67.9	$ 168.2	$ 346.6

			December 31, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents			$ 220.7	$ 146.4
Current assets			292.4	239.7
Total assets			5,309.4	4,994.7
Current liabilities			294.5	195.9
Debt, including current portion			2,928.9	2,953.3
Total liabilities			4,145.3	4,041.9
Redeemable preferred stock			141.7	134.3
Shareholders' equity			1,022.4	818.5

Other:
Backlog (U.S. Dollar)			$ 5,477	$ 5,230
Backlog (Canadian Dollar)			CAD 5,466	CAD 5,508
CONTACT: Wendy Lewis
Tel. 650-704-7502
Email. lewisw@ssd.loral.com